UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Capstead Mortgage Corporation

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
FORWARD-LOOKING STATEMENTS
GENERAL INFORMATION ABOUT VOTING
PROPOSAL NUMBER ONE — ELECTION OF DIRECTORS
BOARD OF DIRECTORS AND COMMITTEE INFORMATION
OUR CORPORATE GOVERNANCE PRINCIPLES
OTHER GOVERNANCE INFORMATION
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLANS
AUDIT COMMITTEE
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
PROPOSAL TWO — AUTHORIZATION OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION
PROPOSAL THREE — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
RELATED PERSON TRANSACTIONS
STOCKHOLDER PROPOSALS
OTHER MATTERS
ADDITIONAL INFORMATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 1, 2008

To the stockholders of
CAPSTEAD MORTGAGE CORPORATION:
     The annual meeting of stockholders of Capstead Mortgage Corporation, a Maryland corporation, will be held at The Crescent Club, 200 Crescent Court, 17th floor, Dallas, Texas on Thursday, May 1, 2008 beginning at 9:00 a.m., Central time, for the following purposes:
(i)	To elect seven directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified;

(ii)	To authorize an amendment to our Articles of Incorporation to increase our authorized shares of common stock from 100 million shares to 250 million shares;

(iii)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

(iv)	To transact any other business that may properly come before the annual meeting of stockholders or any adjournment of the annual meeting.

** Please Vote Now **	YOUR VOTE IS IMPORTANT	** Please Vote Now **
Stockholders of record at the close of business on February 20, 2008 will be entitled to notice of and to vote at the annual meeting of stockholders. It is important your shares are represented at the meeting regardless of the size of your holdings. Whether or not you plan to attend the annual meeting of stockholders in person, please vote your shares as promptly as possible by telephone, via the internet, or by signing, dating and returning your proxy card. Voting promptly saves us the expense of a second mailing or telephone campaign, and voting by the internet or telephone helps reduce postage and proxy tabulation costs. See the “Voting” section of this proxy statement for a description of voting methods.
PLEASE DO NOT MAIL YOUR PROXY CARD IF YOU VOTE BY INTERNET OR TELEPHONE.
By order of the board of directors,
Phillip A. Reinsch
Secretary
8401 North Central Expressway, Suite 800
Dallas, Texas 75225-4410
March 21, 2008

CAPSTEAD MORTGAGE CORPORATION
8401 North Central Expressway, Suite 800
Dallas, Texas 75225-4410

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 1, 2008

     This proxy statement, together with the proxy, is solicited by and on behalf of the board of directors of Capstead Mortgage Corporation, a Maryland corporation, for use at the annual meeting of stockholders to be held on May 1, 2008 at The Crescent Club, 200 Crescent Court, 17th floor, Dallas, Texas beginning at 9:00 a.m., Central time. The board is requesting you to allow your shares to be represented and voted at the annual meeting by the proxies named on the proxy card. “We,” “our,” “us,” and “Capstead” each refers to Capstead Mortgage Corporation. A notice regarding the internet availability of this proxy statement and 2007 annual report will first be mailed to stockholders, and this proxy statement will be available on the internet, on or about March 21, 2008. See the “Notice of Electronic Availability of Proxy Materials” section of this proxy statement for more information.
     At the annual meeting of stockholders, action will be taken to (i) elect seven directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified; (ii) authorize an amendment to our Articles of Incorporation to increase our authorized shares of common stock from 100 million shares to 250 million shares; (iii) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and (iv) transact any other business that may properly come before the annual meeting of stockholders or any adjournment of the annual meeting.
FORWARD-LOOKING STATEMENTS
     This document contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Our actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of our investments and other factors. As discussed in our filings with the Securities and Exchange Commission (the “SEC”), these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new investment capital, fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. In addition to the above considerations, actual results and liquidity related to investments in loans secured by commercial real estate are affected by borrower performance under operating and/or development plans, lessee performance under lease agreements, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs, among other factors.
GENERAL INFORMATION ABOUT VOTING
Solicitation of Proxies
     The enclosed proxy is solicited by and on behalf of our board. We will bear the expense of soliciting proxies for the annual meeting of stockholders, including the mailing cost. In addition to solicitation by mail, our officers or a company of our designation may solicit proxies from stockholders by telephone, e-mail, facsimile or personal interview. Our officers receive no additional compensation for such services.

We intend to request persons holding common shares in their name or custody, or in the name of a nominee, to send a notice of internet availability of proxy materials to their principals and request authority for the execution of the proxies, and we will reimburse such persons for their expense in doing so. We will also use the proxy solicitation services of Georgeson Inc. For such services, we will pay a fee that is not expected to exceed $6,000 plus out-of-pocket expenses.
Voting Securities
     Our only voting equity securities are our common shares. Each common share entitles the holder to one vote. As of February 20, 2008, there were 49,531,507 common shares outstanding and entitled to vote. Only stockholders of record at the close of business on February 20, 2008 are entitled to vote at the annual meeting of stockholders or any adjournment of the meeting.
Voting
     If you hold our common shares in your own name as a holder of record, you may instruct the proxies to vote your shares through any of the following methods:
•	using the internet, log on to www.eproxy.com/cmo to gain access to the voting site to authorize the proxies to vote your shares;

•	calling our transfer agent Wells Fargo at 1-800-560-1965 and following the prompts; or

•	signing, dating and mailing the proxy card in the postage-paid envelope provided.
     Our counsel has advised us that these three voting methods are permitted under the corporate law of Maryland, the state in which we are incorporated.
     The deadline for internet and telephone voting is 12:00 p.m. (noon), Central time, on April 30, 2008. If you prefer, you may bring your proxy to the annual meeting of stockholders to vote your shares in person.
     If a broker, bank or other nominee holds our common shares on your behalf, they will instruct you in casting your vote.
Counting of Votes
     A quorum will be present if the holders of a majority of the outstanding shares entitled to vote are present, in person or by proxy, at the annual meeting of stockholders. If you have returned valid proxy instructions or if you hold your shares in your own name as a holder of record and attend the annual meeting of stockholders in person with your proxy, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the annual meeting of stockholders may be adjourned by the vote of a majority of the shares represented at the meeting until a quorum has been obtained.
     The affirmative vote of a plurality of the common shares cast at the annual meeting of stockholders is required to elect each nominee to our board. The affirmative vote of a majority of all the votes cast is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2008, and a majority of all common shares entitled to vote is required to authorize an amendment to our Articles of Incorporation to increase our authorized shares of common stock from 100 million shares to 250 million shares. For any other matter, unless otherwise required by Maryland or other applicable law, the affirmative vote of a majority of all the votes cast at the annual meeting of stockholders is required to approve the matter.
     Abstentions, broker non-votes and withheld votes will have no effect on the outcome in electing each nominee to our board and ratifying the appointment of our independent registered public accounting firm and will have the effect of votes against the proposal to authorize an amendment to our Articles of Incorporation.

     Broker non-votes occur when a broker, bank or other nominee holding common shares on your behalf votes the shares on some matters but not others. We will treat broker non-votes as (i) common shares present and voting for quorum purposes, (ii) votes not cast in electing nominees to our board and ratifying the appointment our independent registered public accounting firm, and (iii) votes against authorizing an amendment to our Articles of Incorporation.
     If you sign and return your proxy card without giving specific voting instructions, your shares will be voted FOR the nominees to our board, an amendment to our Articles of Incorporation and the appointment of our independent registered public accounting firm.
Right To Revoke Proxy
     You must meet the same deadline when revoking your proxy as when voting your proxy. See the “Voting” section of this proxy statement for more information. If you hold our common shares in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:
•	notifying our secretary in writing before your shares have been voted that you are revoking your proxy;

•	signing, dating and mailing a new proxy card to Wells Fargo;

•	calling Wells Fargo at 1-800-560-1965 and following the prompts;

•	using the internet, logging on to www.eproxy.com/cmo/ and following the prompts; or

•	attending the annual meeting of stockholders with your proxy and voting your shares in person.
     If our common shares are held on your behalf by a broker, bank or other nominee, you must contact them to receive information on revoking your proxy.
Notice of Electronic Availability of Proxy Materials
     As permitted by rules recently adopted by the SEC, we are making this proxy statement and our 2007 annual report available to stockholders on the internet. On or about March 21, 2008, we mailed our stockholders a notice containing instructions on accessing this proxy statement and our 2007 annual report and voting online. If you received a notice by mail, you will not receive a printed copy of the proxy materials unless you request them. If you would like to receive a printed copy of our proxy materials, follow the instructions included in the notice.
Multiple Stockholders Sharing the Same Address
     The SEC rules allow for householding, which is the delivery of a single copy of an annual report and proxy statement, or notice of electronic availability, to any household at which two or more stockholders reside if it is believed the stockholders are members of the same family. Duplicate mailings will be eliminated by allowing stockholders to consent to such elimination or through implied consent if a stockholder does not request continuation of duplicate mailings. Depending upon the practices of your broker, bank or other nominee, you may be required to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you hold our common shares in your own name as a holder of record, householding will not apply to you.
     Extra copies of any annual report, proxy statement or information statement may be obtained free of charge by sending a request to Capstead Mortgage Corporation, Attention: Stockholder Relations, 8401 North Central Expressway, Suite 800, Dallas, Texas, 75225-4410. You can also obtain copies from our website at www.capstead.com or by calling us toll-free at (800) 358-2323, extension 2354.

Voting Results
     Voting results will be announced at the annual meeting of stockholders, and a detail of the voting results will be published in our Form 10-Q for the quarter ended March 31, 2008.
PROPOSAL NUMBER ONE — ELECTION OF DIRECTORS
     One of the purposes of the annual meeting of stockholders is to elect seven directors to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Set forth below are the names, principal occupations, committee memberships, ages, directorships held with other companies, and other biographical data for the nominees for director, as well as the month and year each nominee was first elected to our board. Also set forth below is the beneficial ownership of our common shares as of February 20, 2008 for each nominee. For discussion of beneficial ownership, see the “Security Ownership of Management and Certain Beneficial Owners” section of this proxy statement. If any nominee becomes unable to stand for election as a director, an event we do not presently expect, the proxy will be voted for a replacement nominee if our board designates one.
     The board recommends a vote FOR all nominees.

Nominees for Director

JACK BIEGLER* President, Ellison Management, LLC Member: Audit, Compensation and Real Estate Investment Committees Director since June 2005 Common shares beneficially owned: 23,500 Age 64	Mr. Biegler has served as president of Ellison Management LLC since 1996 where the recent focus has been on investing in and financing commercial real estate. From 1980 until its sale in 1996, Mr. Biegler served as chief financial officer (“CFO”) of Ray Ellison Industries, which was involved with the development and construction of single-family homes in San Antonio, Texas. Mr. Biegler is chairman of the community board of Wells Fargo Bank, San Antonio.

ANDREW F. JACOBS President and Chief Executive Officer Member: Executive Committee Director since July 2003 Common shares beneficially owned: 229,000 Age 48	Mr. Jacobs has served as our president and chief executive officer (“CEO”) since July 2003. He served as our executive vice president — finance from August 1998 to July 2003 and as secretary from April 2000 to July 2003. Mr. Jacobs has served in various other executive positions with us since 1988. Mr. Jacobs is a certified public accountant.

GARY KEISER* Private Investments Chairman: Audit Committee Member: Compensation Committee Director since January 2004 Common shares beneficially owned: 37,089 Age 64	Until retiring in November 2000, Mr. Keiser served as a partner at Ernst & Young LLP with whom he had been since 1967.

Nominees for Director

PAUL M. LOW*
Private Investments

Chairman of the Board
Chairman: Executive Committee
Member: Governance & Nomination Committee

Director since October 1990;
and April 1985 to March 1990
Common shares beneficially owned: 75,778
Age 77
Mr. Low has served as our chairman since July 2003. Mr. Low was CEO of Laureate Inc., a private software company, from March 1997 to his retirement in February 2001. From January 1992 to September 1994, Mr. Low was chairman of the board of New America Financial L.P., a mortgage banking firm he founded. Mr. Low was president of Lomas Mortgage USA, a mortgage banking firm, from July 1987 to December 1990, and he served in various other executive positions with Lomas beginning in 1957. Mr. Low served as our senior executive vice president from April 1985 to January 1988.

CHRISTOPHER W. MAHOWALD*
President, EFO Realty and RSF Partners

Chairman: Real Estate Investment Committee
Member: Governance & Nomination Committee

Director since June 2005
Common shares beneficially owned: 60,287
Age: 46
Mr. Mahowald has been president of EFO Realty and RSF Partners since 1997 and serves as managing partner of several of their real estate private equity funds. From 1990 to 1997, Mr. Mahowald was a partner with the Robert M. Bass Group where he was a founding principal in several real estate-related private equity funds, including the Brazos Fund and the Lone Star Opportunity Fund. Mr. Mahowald serves on the boards of Smith Packett and Stonegate Senior Living, both private firms, as well as the board for Stanford Graduate School of Business.

MICHAEL G. O’NEIL* Private Investments Chairman: Governance & Nomination Committee Member: Audit and Executive Committees Director since April 2000 Common shares beneficially owned: 47,556 Age 65	Until retiring in May 2001, Mr. O’Neil was a director in the investment banking division of the corporate and institutional client group at Merrill Lynch, Pierce, Fenner & Smith Incorporated, an investment banking firm with whom he had been since 1972. Mr. O’Neil currently serves on the board of Massively Parallel Technologies, Inc., a private software technology company specializing in high-speed computing, and MobilePro Corp., a publicly-held provider of wireless technologies and applications.

Nominees for Director

MARK S. WHITING*
Managing Partner,
Drawbridge Partners, LLC

Chairman: Compensation Committee
Member: Real Estate Investment Committee

Director since April 2000
Common shares beneficially owned: 28,800
Age 51
Mr. Whiting has been the managing partner of Drawbridge Partners, LLC, a real estate investment firm, since September 1998. Mr. Whiting served as CEO and a director of TriNet Corporate Realty Trust, Inc., a commercial real estate investment trust, from May 1996 through September 1998 and served as president, chief operating officer and a director of TriNet from May 1993 to May 1996. Mr. Whiting currently serves on the board of The Marcus & Millichap Company, a private real estate investment brokerage firm.

*	Indicates an independent director in compliance with Section 303A.02 “Independence Tests” of the New York Stock Exchange (“NYSE”) Listed Company Manual and our Board of Directors’ Guidelines. See the “Board Member Independence” section of this proxy statement for more information.
BOARD OF DIRECTORS AND COMMITTEE INFORMATION
     Our business and affairs are managed under the direction of our board. Members of our board are kept informed of our business through discussions with our chairman of the board, CEO and other officers, by reviewing materials provided to them and by participating in meetings of our board and its committees.
     During the year ended December 31, 2007, our board held four regular meetings and six special meetings. According to our corporate governance principles, directors are expected to attend all meetings of our board and meetings of committees on which they serve. Each director standing for re-election attended more than 75 percent of all meetings of our board and committees on which he served.
Attendance at Annual Meeting of Stockholders
     In keeping with our corporate governance principles, directors are expected to attend in person our annual meeting of stockholders. All of our directors were in attendance at the 2007 annual meeting of stockholders on May 3, 2007.
Board Member Independence
     Section 303A.02 “Independence Tests” of the NYSE Listed Company Manual outlines the requirements for a director to be deemed independent by the NYSE, including the mandate that our board affirmatively determine a director has no material relationship with us that would impair independence. To assist in ascertaining the independence of our board members, each board member completed a qualification questionnaire in December 2007. Board members were asked to verify their biographical information, their service on other company boards and committees of other company boards, their attendance at our board and committee meetings and affirm they meet each independence standard set forth in the NYSE Listed Company Manual and our Board of Directors’ Guidelines. Board members were also asked to verify their availability and capability to serve on our board in 2008, as well as confirm they meet additional qualifications required for continued service as outlined in our Board of Directors’ Guidelines. After receipt of all completed qualification questionnaires, our governance & nomination committee members were given a copy of each questionnaire, along with information regarding each board member’s level of ownership in our equity securities. At the conclusion of this process, our board affirmatively determined no director, with the exception of Mr. Jacobs who is our CEO, has a material relationship with us that would impair his independence, and each director meets all of the independence requirements set forth in the NYSE Listed Company Manual and our Board of Directors’ Guidelines.
     Therefore, our board is comprised of a majority of independent directors, as required in Section 303A.01 “Independent Directors” of the NYSE Listed Company Manual. Our Board of Directors’ Guidelines are found on our website at www.capstead.com by clicking “Investor Relations,” “Accept” and “Corporate Governance.” Any reference to an independent director herein infers compliance with the NYSE independence tests and our Board of Directors’ Guidelines.
Charitable Contributions
     At no time during the preceding three years have we made a contribution to a charitable organization where one of our independent directors serves as an executive officer.
Board Member Compensation
     Compensation of our independent directors for the fiscal year ending December 31, 2007 is outlined in the following table.
Director Compensation*

	Fees Earned	Stock	Option	All Other
	or Paid in Cash	Awards	Awards	Compensation	Total
Name	($)	($)(a)	($)(b)	($)(c)	($)

Jack Biegler	70,500	17,253	4,333	—	92,086
Gary Keiser	83,500	16,315	4,333	—	104,148
Paul M. Low	137,500	16,315	4,333	—	158,148
Christopher W. Mahowald	70,000	17,253	4,333	—	91,586
Michael G. O’Neil	78,500	16,315	4,333	—	99,148
Mark S. Whiting	75,500	16,315	4,333	—	96,148

*	Columns for “Non-Equity Incentive Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” have been omitted because they are not applicable.
(a)	Amounts represent the expense recognized for financial reporting purposes for stock awards. See footnote (a) in the Summary Compensation Table for discussion of how these awards are valued and related compensation costs are recognized. As of December 31, 2007, each director held in aggregate 3,500 nonvested stock awards.
(b)	Amounts represent the expense recognized for financial reporting purposes for option awards. See footnote (b) in the Summary Compensation Table for discussion of how these awards are valued and related compensation costs are recognized. Each director was granted 5,000 option awards on May 7, 2007, which will vest in full on April 15, 2008 and had a fair value on the date of grant of $4,500. See Footnote 12 to the 2007 audited financial statements for discussion of valuation assumptions. As of December 31, 2007, each director held in aggregate the following number of option awards: 20,000 shares each for Messrs. Biegler, Mahowald and Whiting; 30,000 shares for Mr. Keiser; 21,494 shares for Mr. Low and 28,968 shares for Mr. O’Neil. In addition, dividend equivalent rights held in aggregate as of December 31, 2007 were as follows: 829 shares for Mr. Low and 4,464 shares Mr. O’Neil.
(c)	Dividends paid on nonvested stock awards of $1,195 to each director for the 2007 fiscal year were excluded because the stock awards are valued for compensation cost purposes based on the closing market price of our stock on the date of grant, which is assumed to factor dividends into its valuation.
Narrative Disclosure to Director Compensation Table:
     Independent directors receive base compensation for their representation on our board at an annualized rate of $40,000 and an annual stock award of 1,000 shares of common stock. The stock award granted on May 7, 2007 will vest in full on April 15, 2008. The chair of each of our compensation, executive, governance & nomination and real estate investment committees receives an additional $10,000 annually, and the chair of our audit committee receives an additional $15,000 annually. Mr. Low receives a monthly director fee of $7,500 for serving as our non-executive chairman of the board in lieu of meeting fees. Independent directors other than Mr. Low receive fees of $2,500 per board meeting attended in person, $1,500 per board meeting attended by telephone and $1,000 per committee meeting. Additionally, each director was granted 5,000 option awards on May 7, 2007 at an exercise price of

$10.58, which will vest in full on April 15, 2008. All directors receive reimbursement for travel costs and expenses. Employee directors do not receive compensation for serving on our board.
     The board believes a portion of the director’s total compensation should be paid in the form of equity awards. This element of total compensation is intended to align the director’s long-term interests to those of our stockholders through the granting of (i) stock awards, (ii) option awards, and (iii) other incentive-based awards as defined in the Amended and Restated 2004 Flexible Long-Term Incentive Plan. The provisions of equity awards generally include:
Stock awards provide for vesting in equal annual installments over a period of years, as determined by our board. The director will be considered the owner of the shares and entitled to vote and receive all dividends and any other distributions declared on the shares prior to vesting, which dividends or distributions shall not exceed those available to our common stockholders. Nonvested shares cannot be sold, transferred or otherwise disposed of for any purpose whatsoever other than to us. Nonvested shares will revert to us in the event the director leaves us for any reason, including termination of directorship by reason of voluntary or involuntary discharge, disability or retirement, except in the event of a change in control, dissolution or liquidation of our company, or death, in which case all outstanding nonvested shares will automatically vest in full. Stock awards granted to directors in 2005 vest in equal annual installments over four years, and the stock award granted to directors in 2007 vests in full on April 15, 2008.
Option awards may be fully vested upon issuance or provide for vesting in equal annual installments over a period of years, as determined by our board, and expire at the earliest of (i) ten years after date of grant, (ii) six months, or the remaining term of the option if earlier, after the optionee’s termination of directorship by reason of death, resignation, retirement or disability or (iii) on the date of the optionee’s termination of directorship for cause. No option awards will vest after the optionee’s termination of directorship for any reason, including voluntary or involuntary discharge, disability or retirement, except in the event of a change in control, dissolution or liquidation of our company, or death of the grantee, in which case all outstanding nonvested options will automatically vest in full. Outstanding option awards do not receive dividends prior to exercise and are non-voting. Presently, all outstanding director option awards are fully vested with the exception of the option award granted to directors in 2007 that vests in full on April 15, 2008.
Board Committees and Meetings
     The current standing committees of our board are listed in the table below. Each of these committees has a written charter approved by our board. A copy of the charters can be found on our website at www.capstead.com by clicking “Investor Relations,” “Accept” and “Corporate Governance.” The members of the committees and the number of meetings held during 2007 are identified in the table below, and a description of the principal responsibilities of each committee follows.

				Governance &	Real Estate
	Audit	Compensation	Executive	Nomination	Investment
Jack Biegler	X	X			X
Andrew F. Jacobs			X
Gary Keiser	Chair	X
Paul M. Low			Chair	X
Christopher W. Mahowald				X	Chair
Michael G. O’Neil	X		X	Chair
Mark S. Whiting		Chair			X
2007 Meetings	5	5	3	2	5
     The audit committee is comprised of three independent directors. The committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm; and it provides assistance to our board in fulfilling their oversight responsibilities to our stockholders, potential stockholders and the investment community relating to:
•	The integrity of our financial statements and the financial reporting process, including the systems of internal accounting and financial control and disclosure controls and procedures;

•	The independent registered public accounting firm’s qualifications and independence;

•	Our compliance with legal and regulatory requirements; and

•	The performance of our internal audit function (outsourced to a third party service provider) and our independent registered public accounting firm.
     Our board has determined that Messrs. Biegler, Keiser and O’Neil are “audit committee financial experts,” as defined in the applicable rules and regulations of the Securities Exchange Act of 1934, as amended. All members of our audit committee meet the NYSE listing standards and our Board of Directors’ Guidelines for independence of audit committee members, have financial management experience and are financially literate as required by the NYSE Corporate Governance Listing Standards. Our audit committee charter limits the number of audit committees on which committee members may serve to no more than two other public companies, unless our board determines such simultaneous service would not impair the ability of such member to effectively serve. No member of our audit committee currently serves on the audit committee of more than one other public company.
     The compensation committee is comprised of three independent directors. All of our compensation programs are administered under the direction of this committee. The committee is responsible for overseeing our compensation programs including:
•	The review and approval of corporate goals and objectives relevant to the CEO’s compensation;

•	The evaluation of the CEO’s performance in light of those goals and the approval of compensation consistent with such performance;

•	The approval of base salaries, annual incentives and other programs and benefits for senior management other than the CEO;

•	The approval of compensation programs and benefits for other employees and board members;

•	The review and coordination of succession plans for the CEO and other members of senior management; and

•	The review and discussion with management of the Compensation Discussion and Analysis (“CD&A”) and recommendation to our board for its inclusion in our proxy statement and annual report on Form 10-K.
     Because the CEO is in the best position to determine the responsibilities of each executive officer and observe how well each performs his responsibilities, the CEO annually reviews the performance of each executive officer and makes recommendations to the committee regarding all elements of compensation for each officer, including himself. In its role as the administrator, the committee may exercise its discretion in modifying any of the recommendations and is responsible for ultimately approving all compensation arrangements for the executive officers.
     Our board has determined that Messrs. Biegler, Keiser and Whiting are independent in accordance with NYSE listing standards and Item 407(a) of the SEC Regulation S-K. No member of the compensation committee had interlocks or other relationships during 2007 between our board or the committee and the board of directors or compensation committee of any other company.
     The executive committee is comprised of three directors. During the intervals between meetings of our board, this committee has all of the powers and authority of our board in managing our business and affairs, except those powers that by law cannot be delegated by our board.
     The governance & nomination committee is comprised of three independent directors. The committee is responsible for:
•	Recommending nominees to our board for the next annual meeting of stockholders;

•	Overseeing the evaluation of our board and management;

•	Identifying qualified individuals to serve on our board consistent with criteria approved by our board; and

•	Developing, recommending to our board, and maintaining our governance policies and guidelines.

     The real estate investment committee is comprised of three independent directors. The committee is responsible for overseeing our investments in commercial real estate-related assets.
Compensation Committee Interlocks and Insider Participation
     During the fiscal year ended December 31, 2007, Messrs. Biegler, Keiser and Whiting served on our compensation committee. No member of the compensation committee was at any time during the 2007 fiscal year, or at any other time, an officer or employee of Capstead, and no member had any relationship with us requiring disclosure as a related person transaction in the “Related Person Transactions” section of this proxy statement. None of our executive officers has served on the board or compensation committee of any other entity that has or had one or more executive officers who served as a member of our board or compensation committee during the 2007 fiscal year.
Meetings of Non-Management Directors
     Non-management directors regularly meet without management present immediately following our quarterly board meetings. Accordingly, such directors met four times in 2007. At these meetings, the non-management directors reviewed strategic issues for consideration by our board, including future agendas, the flow of information to directors, management progression and succession, and our corporate governance guidelines. The non-management directors have determined the chair of our governance & nomination committee, currently Mr. O’Neil, will preside at such meetings. The presiding director is responsible for advising the CEO of decisions reached and suggestions made at these sessions. The presiding director may have other duties as determined by our board. Stockholders and interested parties may communicate with the presiding director or non-management directors as a group by utilizing the communication process identified in the “Interested Party and Stockholder Communication with our Board” section of this proxy statement. If non-management directors include a director who is not an independent director, at least one of the scheduled executive sessions will include only independent directors. Presently, all of our non-management directors are independent.
OUR CORPORATE GOVERNANCE PRINCIPLES
     Our policies and practices reflect corporate governance initiatives that are compliant with the NYSE listing standards and the corporate governance requirements of the Sarbanes-Oxley Act of 2002. We maintain a corporate governance section on our website which includes key information about our corporate governance initiatives including our Board of Directors’ Guidelines, charters for the committees of our board, our Code of Business Conduct and Ethics (applicable to all of our employees, officers and directors) and our Financial Code of Professional Conduct. The corporate governance section can be found on our website at www.capstead.com by clicking “Investor Relations,” “Accept” and “Corporate Governance.”
     Each director should, to the best of his or her ability, perform in good faith the duties of a director and a committee member in our best interests and those of our stockholders with the care an ordinarily prudent person in a like position would use under similar circumstances. This duty of care includes the obligation to make, or cause to be made, an inquiry when the circumstances would alert a reasonable director to the need thereof. Directors are expected to attend, in person or by telephone, all meetings of our board and meetings of the committees on which they serve, as well as attend in person our annual meeting of stockholders.
Considerations for Nomination
     Our governance & nomination committee considers and makes recommendations to our board concerning candidates for election and the appropriate size of our board. In considering incumbent directors, the committee reviews the directors’ overall service during their term, including the number of meetings attended, level of participation and quality of performance. Other considerations include the directors’ level of ownership in our equity securities and, when applicable, the nature of and time involved in the directors’ service on other boards. The committee reviews the completed qualification questionnaires submitted by incumbent directors in December (as previously described in the “Board

Member Independence” section of this proxy statement) prior to making its recommendation to the board regarding the slate of directors for election at the following year’s annual meeting of stockholders.
     In considering candidates to fill new positions created by expansion and/or vacancies that occur because of resignation, retirement or any other reason, the committee uses its and management’s network of contacts to compile a list of potential candidates. The committee may also engage, if it deems appropriate, a professional search firm. Candidates are selected on the basis of talent and experience relevant to our business, without regard to race, religion, gender or national origin. Candidates should possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility. Candidates should also have a genuine interest in our company, recognize that he or she is accountable to our stockholders (not to interest groups) and have a background that demonstrates an understanding of business and financial affairs and the complexities of a large business organization.
     No person shall be eligible to serve as a director who has been convicted of any felony criminal offense or any criminal offense involving moral turpitude, dishonesty or a breach of trust. The committee will consider candidates recommended by stockholders provided stockholders follow the procedures set forth in the “Stockholder Procedures for Director Candidate Recommendations” section of this proxy statement. The committee evaluates a candidate using the criteria set forth above regardless of who nominated the candidate.
Service on Other Boards
     Our Board Of Directors’ Guidelines prohibit directors from serving on more than four boards of other public companies and recommends its audit committee members serve on the audit committee of no more than two other public companies. In addition, the CEO’s service is limited to two other public company boards. Presently, none of our board members serve on more than one other public company’s board, and our CEO does not serve on any other public company’s board.
Mandatory Resignation
     Our Board of Directors’ Guidelines requires a director to promptly submit a letter of resignation to our governance & nomination committee, which will in turn consider the resignation and make its recommendation to our board on whether to accept or reject the resignation, when such director (i) changes substantially his or her principal occupation or business association for any reason other than retirement or retirement planning, (ii) declares or is otherwise involved in a personal bankruptcy or bankruptcy of a business in which he or she is a principal or (iii) is named as a party in a material legal proceeding, becomes the target of a material state or federal investigation, or receives a request of a material nature for the production of records or testimony from any state or federal agency.
     Our board, excluding the resigning director, will make a decision within a reasonable amount of time following receipt of the recommendation by the governance & nomination committee. If a decision is made to accept the resignation, the director’s resignation shall be effective immediately. A director who has been convicted of any felony criminal offense or any criminal offense involving moral turpitude, dishonesty or a breach of trust shall resign effective immediately. An employee director must resign from our board, unless a majority of our board determines otherwise, once he or she ceases to be employed by us whether due to retirement or otherwise.
OTHER GOVERNANCE INFORMATION
Stockholder Procedures for Director Candidate Recommendations
     Our governance & nomination committee will consider written director candidate recommendations made by stockholders to our secretary at 8401 North Central Expressway, Suite 800, Dallas, Texas 75225-4410. Electronic or facsimile submissions will not be accepted. For the committee to consider a candidate, submissions must include sufficient information concerning the recommended individual including biographical data such as age; employment history; a description of all businesses that employ the candidate, including the name and phone number of the businesses; and a list of board memberships the candidate holds, if any. In addition, the candidate should affirm he or she can read and understand basic financial statements and consent to stand for election if nominated by our board and serve if elected by our stockholders.
     Once a reasonably complete recommendation is received by the governance & nomination committee, a questionnaire is delivered to the recommended candidate which requests additional information regarding the recommended candidate’s independence, qualifications and other information to assist the committee in evaluating the recommended candidate, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. Further, the questionnaire provides that the individual must grant consent to us to conduct a confidential background search of the individual to the extent allowable under federal, state and local legislation. The recommended candidate must return the questionnaire within the time frame as outlined in the following sentence to be considered for nomination by the committee. Recommendations for which we have received completed questionnaires by November 21, 2008 will be considered for candidacy for the 2009 annual meeting of stockholders. Completed questionnaires received after November 21, 2008 will be considered for candidacy for the 2010 annual meeting of stockholders, if not earlier withdrawn.
Interested Party and Stockholder Communication with our Board
     Interested parties and stockholders who wish to contact any of our directors either individually or as a group may do so by calling toll-free (800) 358-2323, by writing to them c/o Capstead Mortgage Corporation, 8401 North Central Expressway, Suite 800, Dallas, Texas 75225-4410 or via e-mail at directors@capstead.com. Interested party and stockholder calls, letters and e-mail are screened by company personnel based on criteria established and maintained by our governance & nomination committee, which includes filtering out improper or irrelevant communications such as solicitations, advertisements, spam, surveys, junk mail, mass mailings, resumes and other forms of job inquiries.
Director Orientation and Continuing Education
     Our board and senior management conduct a comprehensive orientation, through a review of background material and meetings with senior management, to familiarize new directors with our vision, strategic direction, core values, ethics, financial matters, corporate governance practices and other key policies and practices. Our board recognizes the importance of continuing education for directors and is committed to providing such education in order to improve the performance of both our board and its committees. Senior management assists in identifying and advising our directors about opportunities for continuing education, including conferences provided by independent third parties. Mr. O’Neil attended the KPMG Audit Committee Institute’s Audit Committee Roundtable in June and December 2007 and has attended the KPMG Audit Committee Roundtable each year since 2004. Messrs. Biegler and Jacobs attended the Stanford University Directors’ College in June 2007.
Annual Board Evaluation and Individual Director Self-Evaluations
     Section 303A.09 “Corporate Governance Guidelines” of the NYSE Listed Company Manual requires listed company boards to conduct a self-evaluation at least annually to determine whether it and its committees are functioning effectively. Therefore, approximately 30 days prior to our annual board meeting (generally held immediately following the annual meeting of stockholders) we provide each director a board self-evaluation questionnaire and a self-evaluation questionnaire corresponding to each committee on which he or she serves. All questionnaires are returned to us prior to our annual board meeting. Completed committee questionnaires are given to the committee chair to review and discuss during the next scheduled committee meeting, and the director who presides at the non-management director meetings receives the board self-evaluation questionnaires to review and discuss with directors at our annual board meeting.

EXECUTIVE OFFICERS
     The following table shows the names and ages of our current executive officers and the positions held by each individual. A description of the business experience of each for at least the past five years follows the table.

	Age	Title

Andrew F. Jacobs	48	President and Chief Executive Officer

Phillip A. Reinsch	47	Executive Vice President, Chief Financial Officer and Secretary

Robert R. Spears, Jr.	46	Executive Vice President — Director of Residential Mortgage Investments

Anthony R. Page	44	Senior Vice President — Director of Commercial Mortgage Investments

Michael W. Brown	41	Senior Vice President — Asset and Liability Management and Treasurer
     For a description of Mr. Jacobs’ business experience, see the “Election of Directors” section of this proxy statement.
     Mr. Reinsch has served as our executive vice president, CFO and secretary since July 2006. He served as our senior vice president, CFO and secretary from July 2003 to July 2006. Mr. Reinsch has served in various other executive positions with us since March 1993. Mr. Reinsch was employed by Ernst & Young LLP from July 1984 to March 1993, last serving as an audit senior manager. Mr. Reinsch is a certified public accountant.
     Mr. Spears has served as our executive vice president — director of residential mortgage investments since July 2006. Prior thereto, Mr. Spears had served as our senior vice president — asset and liability management since February 1999. From April 1994 to February 1999, he served as our vice president — asset and liability management. Mr. Spears was employed by NationsBanc Mortgage Corporation from April 1990 to April 1994, last serving as vice president — secondary marketing manager.
     Mr. Page has served as our senior vice president — director of commercial mortgage investments since June 2006. Since 1985, Mr. Page has worked in various executive capacities with real estate-related investment firms including Victor Capital Group, L.P. (currently known as Capital Trust, Inc.), Winthrop Financial Associates, L.P., Apollo Real Estate Advisors, L.P. and most recently as a managing director for Perimeter Investments from 2001 to 2006.
     Mr. Brown has served as our senior vice president — asset and liability management and treasurer since July 2006. Prior thereto, Mr. Brown had served as our vice president — asset and liability management and treasurer since June 1999. Mr. Brown has been associated with us since July 1994.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
     The compensation committee of our board has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy and objectives and ensuring that the total compensation paid to the executive officers is fair, reasonable and competitive.
Compensation Philosophy and Objectives
     Our compensation philosophy is to provide a competitive, performance-based compensation program to attract, motivate and retain the key individuals integral to our long-term financial success and creation of stockholder value. The committee understands the complexities of managing a large portfolio of residential mortgage securities and other real estate-related assets and has sought to design a compensation program that takes into account annual operating performance, portfolio positioning and the overall creation and retention of stockholder value. The committee recognizes that compensation decisions are complex and should only be made after careful consideration of our performance toward our stated business objectives, an executive’s individual performance and contribution toward those business objectives, the amounts and form of prior compensation to an executive, and, to a lesser extent, the performance and compensation practices of our peers.
     Further, it is the intent of the committee for this philosophy to be applied throughout the organization and that the types of compensation and benefits described herein provided to the executive officers be the same types as provided to all other employees.
Role of Chief Executive Officer in Compensation Decisions
     Mr. Jacobs, our CEO, annually reviews the performance of each executive officer, researches and analyzes compensation paid by our peers relative to the compensation levels and types that we provide and makes recommendations to the committee regarding all elements of compensation for each officer, including himself. Mr. Jacobs typically calls and attends each of the compensation committee meetings; however, the compensation committee will generally request Mr. Jacobs to leave the meeting so that the committee can discuss Mr. Jacobs’ proposal before making any final compensation decisions. The committee, in its role as the administrator, may exercise its discretion in modifying any of the recommendations and is responsible for ultimately approving all compensation arrangements for the executive officers.
     During the fourth quarter of 2006, the committee directed Mr. Jacobs to report on the company’s overall compensation programs and practices. Mr. Jacobs reviewed our compensation programs and practices over the previous five years, reviewed a 2000 compensation study prepared by FPL Associates, and analyzed compensation information publicly available on certain other companies operating in businesses comparable to ours. Based on this 2006 compensation study, Mr. Jacobs prepared a detailed compensation proposal and presented that proposal to the compensation committee in December 2006.
     Additionally, Mr. Jacobs prepared compensation tally sheets setting forth three years of historical compensation paid to each of our named executive officers so that in making its 2007 compensation decisions the committee could review and analyze all of the elements of actual and potential future compensation for each of our named executive officers.
Analysis of Compensation Decisions
     Consistent with prior years, the primary components of our executives’ compensation in 2007 consisted of: (i) base salaries, (ii) annual incentives, (iii) long-term incentives, and (iv) other benefits or agreements. Each element is described in more detail below.
     Base Salaries. The salaries of each executive officer (including the CEO) are recommended by the CEO and approved by the committee annually. The committee believes the CEO is in the best position to determine the responsibilities of each executive officer and observe how well each executive performs his responsibilities. Salaries are recommended and ultimately approved based on the considerations discussed in the “Compensation Philosophy and Objectives” section of this discussion and analysis.
     Based on performance reviews conducted in December 2006 and the results of the compensation study performed in late 2006 as described below in the “Competitive Considerations” section of this discussion and analysis, Mr. Jacobs recommended to the committee an aggregate salary increase for the executive officers for 2007. The committee agreed with Mr. Jacobs that the company had performed well in a difficult environment in 2006, but also noted that the stockholders had suffered both stock price depreciation and reduced dividends. As a result, the committee determined that it was most appropriate to defer any decisions with respect to base salary until later in 2007, at a time when stockholders had seen a positive change.
     When the committee again reviewed the issue of salaries in June 2007, Mr. Jacobs presented detailed compensation information for each of our peers, taking into account their capital under management and their respective performance, further adjusted for the cost of living in their particular region compared to ours. The peer companies included in this study were Annaly Capital Management Inc., Anworth Mortgage Asset Corporation, MFA Mortgage Investments, Inc., Opteum Inc., and Luminent Mortgage Capital, Inc., all of which we consider to be primarily passive mortgage real estate investment trusts (“REITs”) that invest primarily in agency—guaranteed residential mortgage securities similar to us. After a review of the information presented by Mr. Jacobs, the compensation committee determined that because of Annaly’s size and unique compensation structure, it should not be included in a peer analysis. After reviewing the revised peer information presented by Mr. Jacobs, also noting that our company’s operating results and dividends were improving, the committee determined that increases in base salaries for our executive officers were appropriate to adequately compensate top management talent for their performance and to remain competitive with our peers. Although the committee believed that significant increases were appropriate, they did not agree with the full amount of increases recommended by Mr. Jacobs at the time. As a result, the committee approved base salary increases for each of our named executive officers, averaging 18%, to be effective July 1, 2007. After considering the adjustment, the annual base salary for each of our named executive officers was as follows:

Name	Annual Salary
Andrew F. Jacobs	$490,000
Phillip A. Reinsch	275,000
Robert R. Spears, Jr.	320,000
Anthony R. Page	240,000
Michael W. Brown	180,000
     After considering individual performance, the committee considers the above peer analysis most relevant for targeting an individual’s base salary. The committee does not apply any formula, ratio or any other methodology to determine the salary of any employee.
     Annual Incentives. As a result of the compensation study completed in late 2006 as described in the “Compensation Considerations” section of this discussion and analysis, the committee adopted a new formula for incentive compensation for 2007. The committee revised the previous formula in an effort to make the incentive pool more representative of our operating performance and more comparable to the incentive compensation plans of our peers. The new formula provides for the creation of an incentive pool equal to a 10 percent participation in our earnings in excess of benchmark earnings. For purposes of the calculation, earnings are defined as net income, before incentive fees, depreciation on real estate and gains (losses) from portfolio repositioning, if any. Benchmark earnings are defined as the average daily closing 10-year U.S. Treasury rate as reported by Bloomberg News Service plus 200 basis points, multiplied by average common stockholders’ equity. Average common stockholders’ equity is defined as the simple average of quarter-end balances of total stockholders’ equity excluding the recorded balances of preferred equity, accumulated other comprehensive income, accumulated depreciation on real estate (if any) and incentive fee accruals.
     While the committee determined the specific 2007 performance target for the incentive pool and communicated such target to the executive officers, it retained complete discretion with respect to the distribution of the incentive pool, including its allocation between the executives and other employees. Additionally, the committee has the discretion to provide any other incentive compensation it deems appropriate in order to recognize and reward performance. The application of the basic formula for the creation of an incentive pool resulted in no incentive compensation to the executive officers in 2007, and the committee did not exercise any discretion in this area.
     By making the adjustments to the incentive pool formula in 2007 but leaving the distribution and allocation between executives and other employees completely discretionary, the committee retained the power to act in the best interest of stockholders in compensating the executive officers while still providing a mechanism to more closely align incentive compensation with that of our peers in an effort to retain our top executive officers and ultimately enhance long-term stockholder value. The committee believes the achievement of performance targets necessary to increase the incentive pool will be indicative of increased stockholder value, the primary objective of this element of compensation.
     Long-Term Incentives. The committee believes all of our employees should have an ongoing stake in the long-term success of our business and that executive officers should have a meaningful portion of their total compensation paid in the form of equity awards. This element of the compensation program is intended to align the executive’s long-term interests to those of our stockholders, while providing incentives to an executive to remain with the company, through the granting of (i) stock awards, (ii) option awards, and (iii) other incentive-based equity awards as defined in the Amended and Restated 2004 Flexible Long-Term Incentive Plan, each of which recognize the creation of value for the stockholders and promote our long-term growth and success.
     Each of our executive officers is eligible to receive equity awards under our Amended and Restated 2004 Flexible Long-Term Incentive Plan. This plan was approved by our stockholders in April 2004 and is administered by the committee. The plan was designed to promote the interests of our stockholders by enabling us to attract, motivate, reward and retain executive officers, employees and directors and to encourage the holding of proprietary interests in the company by persons who occupy key positions in the company.
     The CEO periodically recommends equity awards for the executive officers and other employees to the committee using the same considerations discussed in the “Compensation Philosophy and Objectives” section of this discussion and analysis. Historically, we have granted both stock and option awards, which typically vest over a period of years. Because we are a REIT and required to distribute substantially all of our earnings as dividends, our stock price is generally more reflective of anticipated dividends and less on ongoing increases in book value accomplished through retaining earnings. As a result, our option awards will typically have a lower option value than an option award for a company able to retain most or all of its earnings. For this reason, long-term incentives awarded in recent years have emphasized stock awards that provide for the payment of dividends prior to vesting, which we believe more closely aligns our executives’ interests to those of our stockholders, while providing a powerful incentive to key executive officers to remain with the company for a period of years.
     During 2005, Mr. Jacobs recommended to the committee a four-year grant program for issuing equity awards to the executive officers, other employees and members of the board. Such recommendation coincided with the final vesting of a series of stock and option awards issued in 2000 that vested over a period of three to five years. Under the proposed program, we would make both stock and option awards in 2005 and would anticipate making additional option awards over the next three years, but in amounts below the initial option awards made in 2005. While agreeing with this program in concept, the committee reserved the ability to re-evaluate conditions annually before making any future awards. Consistent with this program, the committee approved option awards in 2006 and 2007 in amounts equal to one-half of those granted in 2005 for all executives employed with us at that time, and a comparable amount for Mr. Page, who joined the company in 2006. Option awards to our executive officers in 2007, which vest over four years, were granted in the following amounts:

		Grant Date Fair
	Option Awards	Value of Option Award
Andrew F. Jacobs	50,000	$45,000
Phillip A. Reinsch	25,000	22,500
Robert R. Spears, Jr.	25,000	22,500
Anthony R. Page	25,000	22,500
Michael W. Brown	15,000	13,500
     The option awards are exercisable at the closing market price of our common stock on the date of grant, which is typically several business days later than the approval date of the option award because the approval date generally coincides with our quarterly release of earnings and it is our policy that internally-established trading blackout dates be observed before setting option exercise prices to allow for the dissemination of non-public information, which could increase or decrease the actual exercise price of the option.
     As was done in 2006, the committee decided to make stock awards to executive officers and other employees in December 2007 after a review of all elements of compensation and taking into consideration that there was no incentive pool. The committee believed that, even without an incentive pool, the executive officers deserved recognition of their successful efforts in executing our business plan through the industry-wide liquidity crisis during the third quarter of 2007, as well as two successful equity offerings during the fourth quarter of 2007.

     Accordingly the compensation committee approved granting the following stock awards to our executive officers on December 27, 2007:

		Grant Date Fair
	Stock Award	Value of Stock Award
Andrew F. Jacobs	35,000	$456,750
Phillip A. Reinsch	23,000	300,150
Robert R. Spears, Jr.	35,000	456,750
Anthony R. Page	6,000	78,300
Michael W. Brown	17,000	221,850
     The stock awards were valued at the closing market price of the common stock on the date of grant of $13.05 and will vest straight-line over six years beginning in January 2009.
     The committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting us, our financial statements, any affiliate, or changes in applicable laws, regulations or accounting principles, whenever the committee determines that such adjustments are appropriate in order to prevent reduction or enlargement of the benefits or potential benefits intended to be made available under the plan.
     Other Benefits or Agreements. The executive officers are provided other benefits or agreements, including basic life and accidental death and dismemberment insurance and a tax-qualified contribution retirement plan, or 401(k) plan, each on the same terms offered to other employees. Additionally, we offer the following benefits to our executive officers:
•	A non-qualified deferred compensation plan for our executive officers and any other employees whose eligible compensation exceeds $225,000 (the maximum amount of compensation able to be considered to determine contributions for our tax-qualified plan for 2007 pursuant to Internal Revenue Code Section 401(a)(17)). The purpose of the plan is to allow employees, regardless of their respective levels of compensation, to retire with the same retirement income as a percentage of final pay as is available to all employees having the same tenure with us. Accordingly, the deferred compensation plan extends the general matching provisions of the 401(k) plan on compensation amounts that exceed the maximum amount. The aggregate cost to the company of this benefit to the executive officers was $19,665 in 2007.

•	Defined severance payments determined pursuant to severance agreements, as amended, with our executive officers as well as all employees, in each case who were employed with us in December 1999. The severance agreements were entered into in connection with a shift in our operational control and the planned replacement of the majority of our directors in April 2000 and were designed to recognize meritorious and faithful service and to ease the transition that would follow a termination of employment, which the board at the time believed was necessary for retention purposes. Pursuant to these agreements, in the event a covered employee is terminated for any reason, including death or disability, other than those reasons described in the “Potential Payments Upon Termination or Change-in-Control” table of this proxy statement, that employee will receive a severance payment. Payments under these agreements will be equal to three-times base salary for Mr. Jacobs, two-times base salary for Messrs. Reinsch and Spears and one and one-half times base salary for Mr. Brown. Because Mr. Page was not employed with us in December 1999, he does not have a severance agreement.
     Tax Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally precludes a publicly-held corporation from a federal income tax deduction for a taxable year for compensation in excess of $1 million paid individually to the CEO or any of the four other most highly compensated executive officers. Exceptions are made for, among other things, qualified performance-based compensation. Qualified performance-based compensation means compensation paid solely on account of attainment of objective performance goals, provided that (i) performance goals are established by a compensation committee consisting solely of two or more outside directors, (ii) the material terms of the performance-based compensation are disclosed to and approved by a separate stockholder vote prior to payment, and (iii) prior to payment, the compensation committee certifies that the performance goals were attained and other material terms were satisfied. Our compensation committee’s policy on deductibility is generally to develop compensation plans that provide for the payment of compensation that is tax deductible to us, while recognizing our legitimate interests and those of our stockholders may at times be better served by compensation arrangements that are not tax deductible. In 2007, all of the compensation paid to our executives was deductible.
Competitive Considerations
     During the second quarter of 2006, one of our former executive officers left the company. Mr. Jacobs and the committee believed it would be appropriate to assess the impact that compensation may have had on the former executive’s decision to leave and assess the adequacy of our current compensation practices. To address these concerns, the committee asked Mr. Jacobs to (i) review a compensation analysis commissioned by us in 2000; (ii) determine what had changed since the last analysis; (iii) identify the current companies most appropriate for peer comparisons; and (iv) analyze the compensation practices at such peers.
     In this 2006 compensation study, Mr. Jacobs reviewed our compensation programs and practices over the previous five years, the 2000 compensation study performed by FPL Associates, and compensation information publicly available on certain other companies operating in businesses comparable to ours. The conclusion reached by Mr. Jacobs from his study was that without changes to our executive compensation programs and practices, we would risk losing additional management talent. After completion of this compensation study in late 2006, Mr. Jacobs discussed with the committee a series of changes to aspects of the current compensation program, which the committee then recommended to the board for consideration. The board recognized that certain changes were appropriate to adequately compensate top management talent and remain competitive, but at the same time noted that the then-current environment in which our stockholders suffered both lower stock prices and reduced dividends made addressing all of the recommendations difficult at that time. As a result, the compensation committee granted restricted stock and revised the incentive pool calculation for 2007 and deferred a decision with respect to adjustments to salaries until later in 2007, each as discussed above.
Other Matters
     At the recommendation of Mr. Jacobs, in December 2007 the committee discussed hiring a compensation consultant to review our current compensation practices. The committee decided that because it had been several years since a compensation consultant had made a study on the company’s compensation practices, hiring a compensation consultant was appropriate. The committee stressed that the compensation consultant should concentrate on the structure and format of compensation, not just the amount of compensation.
Compensation Committee Report
     The compensation committee has reviewed and discussed the above disclosure with Capstead’s management, and based on this review and discussion, recommended to Capstead’s board that the above compensation discussion and analysis be included in this proxy statement.
COMPENSATION COMMITTEE
Mark S. Whiting, Chairman
Jack Biegler
Gary Keiser

Summary Compensation Table*
     Compensation for our executive officers is administered under the direction of our compensation committee and is implemented by our CEO. The Summary Compensation Table below shows certain compensation information for our CEO, CFO and three other most highly compensated executive officers for services rendered in all capacities during the years ended December 31, 2007, 2006 and 2005.

				Stock	Option	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Total
Principal Position	Year	($)	($)	($)(a)	($)(b)	($)(c)(d)	($)
Andrew F. Jacobs	2007	455,000	—	170,338	41,547	35,325	702,210
President and Chief	2006	420,000	—	78,200	36,129	48,194	582,523
Executive Officer	2005	420,000	340,000	61,373	—	38,274	859,647

Phillip A. Reinsch	2007	250,000	—	100,525	20,774	20,868	392,167
Executive Vice President	2006	225,000	—	39,100	18,064	26,608	308,772
and Chief Financial Officer	2005	225,000	180,000	31,272	—	23,161	459,433

Robert R. Spears, Jr.	2007	280,000	—	131,238	20,774	22,256	454,268
Executive Vice President-Director of	2006	240,000	—	39,100	18,064	32,591	329,755
Residential Mortgage Investments	2005	240,000	270,000	31,853	—	27,111	568,964

Anthony R. Page	2007	232,500	—	64,813	22,396	18,654	338,363
Senior Vice President-Director of	2006	125,336	—	48,308	7,595	8,192	189,431
Commercial Mortgage Investments

Michael W. Brown	2007	172,500	—	54,173	12,465	15,037	254,175
Senior Vice President-Asset	2006	150,000	—	23,460	10,840	16,969	201,269
and Liability Management	2005	135,000	110,000	18,866	—	13,905	277,771

*	Columns for “Non-Equity Incentive Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” have been omitted because they were not applicable.

(a)	Amounts represent the expense recognized for financial reporting purposes for stock awards. Stock awards are valued at the closing market price of our common shares on the date of grant. Related compensation cost is recognized as expense on a straightline basis over the related requisite service period.

(b)	Amounts represent the expense recognized for financial reporting purposes for option awards. Option awards are valued on the date of grant using a fair value methodology proscribed under the revised Statement of Financial Standards No. 123 “Accounting for Stock-Based Compensation (“SFAS123R”) adopted by us on January 1, 2006. Related compensation cost is recognized as expense on a straightline basis over the related requisite service period for each portion of an award that vests separately. No expense was recognized in years prior to adoption of SFAS123R for option awards. See Footnote 12 to the 2007 audited financial statements for discussion of valuation assumptions.

(c)	For the year ended December 31, 2007, amounts include (i) matching contributions made by us pursuant to the qualified defined contribution retirement plan adopted in October 1993, as amended, of 50% of a participant’s voluntary contribution of up to a maximum of 6% of a participant’s compensation up to $225,000 (2007 limitation), plus discretionary contributions of 3% of a participant’s compensation up to $225,000, regardless of participation in the plan, (ii) matching contributions made by us pursuant to the nonqualified deferred compensation plan adopted in July 1994, as amended, of 50% of a participant’s voluntary contribution of up to a maximum of 6% of a participant’s compensation in excess of $225,000, plus discretionary contributions of 3% of a participant’s compensation in excess of $225,000, regardless of participation in the plan, (iii) an employee appreciation holiday gift and (iv) premiums paid by us on basic life, accidental death and dismemberment and long-term disability insurance as follows:

	Jacobs	Reinsch	Spears	Page	Brown
Qualified Defined Contribution Retirement Plan	$13,500	$13,500	$13,500	$13,500	$10,530
Nonqualified Deferred Compensation Plan	13,980	1,680	3,465	540	—
Employee Appreciation Holiday Gift	3,000	3,000	3,000	3,000	3,000
Insurance Premiums	4,845	2,688	2,291	1,614	1,507

	$35,325	$20,868	$22,256	$18,654	$15,037

(d)	Amounts exclude dividends paid on nonvested stock awards which are valued for compensation cost purposes based on the closing market price of our stock on the date of grant, which is assumed to factor dividends into its valuation. Dividends paid for the 2007 fiscal year on nonvested stock awards were as follows: $30,700 to Mr. Jacobs, $19,220 to Mr. Reinsch, $27,200 to Mr. Spears, $10,240 to Mr. Page and $11,280 to Mr. Brown.

Grants of Plan-Based Awards*

					All Other
					Option
				All Other	Awards:
		Approval		Stock Awards:	Number of	Exercise or	Grant Date
		Date, if		Number of	Securities	Base Price	Fair Value of
		Different		Shares of	Underlying	of Option	Stock and
	Grant	from Grant		Stock or Units	Options	Awards	Option Awards
Name	Date	Date		(#)	(#)	($/Sh)	($)
Andrew F. Jacobs	05-07-07	05-03-07	(a)	—	50,000	10.58	45,000	(b)
	12-27-07	—		35,000	—	13.05	456,750	(c)
Phillip A. Reinsch	05-07-07	05-03-07	(a)	—	25,000	10.58	22,500	(b)
	12-27-07	—		23,000	—	13.05	300,150	(c)
Robert R. Spears, Jr.	05-07-07	05-03-07	(a)	—	25,000	10.58	22,500	(b)
	12-27-07	—		35,000	—	13.05	456,750	(c)
Anthony R. Page	05-07-07	05-03-07	(a)	—	25,000	10.58	22,500	(b)
	12-27-07	—		6,000	—	13.05	78,300	(c)
Michael W. Brown	05-07-07	05-03-07	(a)	—	15,000	10.58	13,500	(b)
	12-27-07	—		17,000	—	13.05	221,850	(c)

*	Columns for “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” and “Estimated Future Payouts Under Equity Incentive Plan Awards” have been omitted because they were not applicable.

(a)	The grant date of the option award is several business days later than the approval date because the approval date coincided with our quarterly release of earnings. It is our policy that internally-established trading blackout dates be observed before setting option exercise prices to allow for the dissemination of non-public information, which could increase or decrease the actual exercise price of the option.

(b)	Amounts represent the fair value of the option award to be recognized as expense for financial reporting purposes. Option awards are valued on the date of grant using the fair value methodology proscribed under SFAS123R. Related compensation cost is recognized as expense on a straightline basis over the related requisite service period for each portion of an award that vests separately. See Footnote 12 to the 2007 audited financial statements for discussion of valuation assumptions.

(c)	Amounts represent the fair value of the stock award to be recognized as expense for financial reporting purposes. Stock awards are valued at the closing market price of the common stock on the date of grant. Related compensation cost is recognized as expense on a straightline basis over the related requisite service period.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table:
     The amount of salary and bonus compensation represents a significant portion of each executive officer’s total compensation. The compensation committee seeks to provide a competitive base salary to each executive and the opportunity to participate in a formula-based incentive pool based on our performance, but may include additional amounts at the discretion of the committee. No incentive pool was accrued in 2007 based on the incentive formula and no bonus compensation was awarded.
     The committee believes that the executive officers should have an ongoing stake in the long-term success of our business and should have a meaningful portion of their total compensation paid in the form of equity awards. This element of total compensation is intended to align the executive officers’ long-term interests to those of our stockholders through the granting of (i) stock awards, (ii) option awards, and (iii) other incentive-based awards as defined in the Amended and Restated 2004 Flexible Long-Term Incentive Plan. We issued both stock and option awards during 2007, 2006 and 2005. The provisions of equity award grants generally include the following:
Stock awards generally provide for vesting in equal annual installments over a period of years, as determined by the committee. The executive officer will be considered the owner of the shares and entitled to vote and receive all dividends and any other distributions declared on the shares prior to vesting, which dividends or distributions shall not exceed those available to our common stockholders. Nonvested shares cannot be sold, transferred or otherwise disposed of for any purpose whatsoever other than to us. Nonvested shares will revert to us in the event the executive officer leaves our company for any reason, including termination by reason of voluntary or involuntary discharge, disability or retirement or the executive officer reduces his scheduled work hours per week (subject to management’s discretion), except in the event of a change in control, dissolution or liquidation of the company, or death of the executive officer, in which case all outstanding nonvested shares will automatically vest in full.
Option awards provide for vesting in equal annual installments over a period of years, as determined by the committee, and expire at the earliest of (i) ten years after date of grant, (ii) six months, or the remaining term of the option if earlier, after the optionee’s termination of employment by reason of death, resignation, retirement or disability or (iii) on the date of the optionee’s termination of employment for cause. No option awards will vest after the executive officer leaves for any reason, including termination by reason of voluntary or involuntary discharge, disability or retirement, or the executive officer reduces his scheduled work hours per week (subject to management’s discretion), except in the event of a change in control, dissolution or liquidation of the company, or death of the executive officer, in which case all outstanding nonvested option awards will automatically vest in full. Outstanding option awards do not receive dividends prior to exercise and are non-voting.
Outstanding Equity Awards at Fiscal Year-End*

	Option Awards					Stock Awards
								Market Value
	Number of	Number of				Number of		of Shares or
	Securities	Securities				Shares or		Units of
	Underlying	Underlying		Option		Units of Stock		Stock That
	Unexercised	Unexercised		Exercise	Option	That Have		Have Not
	Options	Options		Price	Expiration	Not Vested		Vested
Name	(# Exercisable)	(# Unexercisable)		($)	Date	(#)		($)
Andrew F. Jacobs	—	50,000	(a)	10.58	05-07-17	35,000	(e)	461,650
	12,500	37,500	(b)	7.58	04-24-16	45,000	(f)	593,550
	50,000	50,000	(c)	7.82	05-13-15	20,000	(g)	263,800
	89,707	—		30.098	01-02-08	—		—
Phillip A. Reinsch	—	25,000	(a)	10.58	05-07-17	23,000	(e)	303,370
	6,250	18,750	(b)	7.58	04-24-16	30,000	(f)	395,700
	25,000	25,000	(c)	7.82	05-13-15	10,000	(g)	131,900
	14,617	—		30.098	01-02-08	—		—
Robert R. Spears, Jr.	—	25,000	(a)	10.58	05-07-17	35,000	(e)	461,650
	6,250	18,750	(b)	7.58	04-24-16	45,000	(f)	593,550
	25,000	25,000	(c)	7.82	05-13-15	10,000	(g)	131,900
	15,947	—		30.098	01-02-08	—		—
Anthony R. Page	—	25,000	(a)	10.58	05-07-17	6,000	(e)	79,140
	12,500	37,500	(d)	6.82	07-24-16	15,000	(f)	197,850
		—		—	—	10,000	(h)	131,900
Michael W. Brown	—	15,000	(a)	10.58	05-07-17	17,000	(e)	224,230
	3,750	11,250	(b)	7.58	04-24-16	15,000	(f)	197,850
	15,000	15,000	(c)	7.82	05-13-15	6,000	(g)	79,140

*	Columns for Equity Incentive Plan Awards have been omitted because they were not applicable.

(a)	Original vesting term of four years, with options vesting proportionally on each May 7 of 2008, 2009, 2010 and 2011.

(b)	Original vesting term of four years with unexercisable options vesting proportionally on each April 24 of 2008, 2009 and 2010.

(c)	Original vesting term of four years with unexercisable options vesting proportionally on each May 13 of 2008 and 2009.

(d)	Original vesting term of four years with unexercisable options vesting proportionally on each July 24 of 2008, 2009, and 2010.

(e)	Original vesting term of six years with shares vesting proportionally on each January 2 of 2009, 2010, 2011, 2012, 2013 and 2014.

(f)	Original vesting term of four years with shares vesting proportionally on each January 2 of 2008, 2009, 2010 and 2011.

(g)	Original vesting term of four years with remaining shares vesting proportionally on each May 13 of 2008 and 2009.

(h)	Shares originally vested 25% upon grant with remainder vesting proportionally over three years. Remaining shares vest proportionally on each July 24 of 2008 and 2009.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired on	Value Realized
	on Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)(a)
Andrew F. Jacobs	—	—	10,000	105,500
Phillip A. Reinsch	—	—	5,000	52,750
Robert R. Spears, Jr.	—	—	5,000	52,750
Anthony R. Page	—	—	5,000	46,000
Michael W. Brown	—	—	3,000	31,650

(a)	Amounts represent the dollar value realized upon vesting based on the closing market price of our common shares on the vesting date.
Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)(a)	($)	($)	($)(b)
Andrew F. Jacobs	13,980	13,980	36,659	—	473,289
Phillip A. Reinsch	8,460	1,680	11,263	—	222,156
Robert R. Spears, Jr.	16,950	3,465	22,266	—	449,586
Anthony R. Page	450	540	(6)	—	984
Michael W. Brown	10,950	—	455	—	19,224

(a)	Amounts included in the “Summary Compensation Table” of this proxy statement.

(b)	Amounts include employer contributions made over the prior three years, as follows:

	2007	2006	2005
Andrew F. Jacobs	$13,980	$30,338	$21,128
Phillip A. Reinsch	1,680	11,100	8,363
Robert R. Spears, Jr.	3,465	17,100	12,330
Anthony R. Page	540	—	—
Michael W. Brown	—	2,400	—
Narrative Disclosure to Nonqualified Deferred Compensation Table:
     The Deferred Compensation Plan is designed to allow employees, regardless of pay, to achieve the same retirement income as a percentage of final pay as is available to all employees having the same tenure. Because Internal Revenue Code Section 401(a)(17) limits the amount of compensation able to be considered to determine contributions for our tax-qualified 401(k) plan, we have established a non-qualified Deferred Compensation Plan to allow executive officers to contribute beyond this limitation for qualified plans in order to afford these employees the comparable benefit provided to other employees. In 2007, this maximum amount of income able to be considered for tax-qualified plans was $225,000. The compensation committee of our board administers the plan.
     Participants in the plan may elect to defer up to 60% of base salary and 100% of bonus into a deferral account. We will contribute into each participant’s deferral account a matching amount equal to 50% of 6% of the participant’s deferrals, but only on the deferral of compensation that exceeds the maximum compensation able to be considered for tax-qualified plans, as discussed above. We may also, but are not required to, credit to deferral accounts a supplemental matching contribution of 3% of the participant’s compensation, but only on compensation that exceeds the maximum compensation able to be considered for tax-qualified plans, as discussed above. Vesting in the amounts contributed by us into the deferral account is determined on the same service-based vesting schedule used in our 401(k) plan, which provides for annual vesting ratably over a participant’s initial five years of service. Participant deferral accounts are considered a part of our general assets and participants are considered unsecured creditors.
     Participants may designate the manner in which deferral accounts are invested solely among options designated by us for this purpose, currently in publicly-traded mutual funds. Participants may change their investment designations among the offered mutual funds at any time upon proper notice to the plan administrator. We may change the deemed investment options at any time, but in no event will the deemed investment options made available to participants consist of our stock or securities of an affiliate. Absent a previously established distribution schedule or unforeseeable emergency, no distributions will be made to a participant until retirement or an earlier termination of service. Distributions at retirement or termination of service are made in the form of a single lump sum payment except for any compensation for which a special distribution schedule has been established, which may provide for installments over a period of time not greater than five years.
Potential Payments Upon Termination or Change-in-Control

				Termination
		Voluntary or		from
		For-Cause		Dissolution,
		Involuntary	Involuntary	Liquidation or
		Termination or	Not-for-Cause	Change-in-
	Executive Benefits and	Retirement	Termination	Control	Death
Name	Payments upon Termination	$	$	$	$
Andrew F. Jacobs	Severance Payment Agreement(a)	—	1,470,000	1,470,000	1,470,000
	Vested Account Balance of Nonqualified Deferred Compensation(b)	473,289	473,289	473,289	473,289
	Previously Vested Option Awards(c)	338,625	338,625	338,625	338,625
	Acceleration of Nonvested Option Awards(d)	—	—	609,375	609,375
	Acceleration of Nonvested Stock Awards(e)	—	—	1,319,000	1,319,000

		811,914	2,281,914	4,210,289	4,210,289

Phillip A. Reinsch	Severance Payment Agreement(a)	—	550,000	550,000	550,000
	Vested Account Balance of Nonqualified Deferred Compensation(b)	222,156	222,156	222,156	222,156
	Previously Vested Option Awards(c)	169,313	169,313	169,313	169,313
	Acceleration of Nonvested Option Awards(d)	—	—	304,688	304,688
	Acceleration of Nonvested Stock Awards(e)	—	—	830,970	830,970

		391,469	941,469	2,077,127	2,077,127

Robert R. Spears, Jr.	Severance Payment Agreement(a)	—	640,000	640,000	640,000
	Vested Account Balance of Nonqualified Deferred Compensation(b)	449,586	449,586	449,586	449,586
	Previously Vested Option Awards(c)	169,313	169,313	169,313	169,313
	Acceleration of Nonvested Option Awards(d)	—	—	304,688	304,688
	Acceleration of Nonvested Stock Awards(e)	—	—	1,187,100	1,187,100

		618,899	1,258,899	2,750,687	2,750,687

Anthony R. Page	Vested Account Balance of Nonqualified Deferred Compensation(b)	555	555	555	555
	Previously Vested Option Awards(c)	79,625	79,625	79,625	79,625
	Acceleration of Nonvested Option Awards(d)	—	—	304,125	304,125
	Acceleration of Nonvested Stock Awards(e)	—	—	408,890	408,890
	Acceleration of Vesting on 401(k) Plan	—	—	—	18,388
	Unvested Distribution from Non-Qualified Deferred Compensation Plan	—	—	—	429

		80,180	80,180	793,195	812,012

Michael W. Brown	Severance Payment Agreement(a)	—	270,000	270,000	270,000
	Vested Account Balance of Nonqualified Deferred Compensation(b)	19,224	19,224	19,224	19,224
	Previously Vested Option Awards(c)	101,588	101,588	101,588	101,588
	Acceleration of Nonvested Option Awards(d)	—	—	182,813	182,813
	Acceleration of Nonvested Stock Awards(e)	—	—	501,220	501,220

		120,812	390,812	1,074,845	1,074,845

(a)	In December 1999, we entered into a severance payment agreement with each person employed by us at that time, and we entered into an amended severance payment agreement with Mr. Jacobs, our CEO, on February 23, 2004 (together, the “covered employees”). Pursuant to these agreements, in the event a covered employee’s employment with us is terminated by us for any reason other than those described below, that covered employee will receive the indicated severance payment:

Title	Severance Pay
President and CEO	Three years base annual salary
Executive Vice President	Two years base annual salary
Senior Vice President and Vice President	One and one-half years base annual salary
Assistant Vice President and all other employees	One year base annual salary

A covered employee will not be entitled to a severance payment under the severance payment agreement if (i) the covered employee voluntarily terminates his or her employment, other than because of a reduction in that covered employee’s base salary or officer grade, or a relocation of that covered employee which requires travel from his or her primary residence to such new location an additional 50 or more miles each way; (ii) the covered employee fails to return to work following an approved leave of absence; or (iii) we terminate the covered employee for cause.

(b)	Amount represents the vested account balance of each executive officer as shown in the “Aggregate Balance at Last Fiscal Year-End” column of the Nonqualified Deferred Compensation table on page 22. The amounts are shown as a single lump sum payment regardless of election to receive payment over time.

(c)	Amount represents the value to be realized assuming the exercise on December 31, 2007 of previously vested option awards.

(d)	No option awards shall vest after the executive officer leaves us for any reason, including termination by reason of voluntary or involuntary discharge, disability or retirement, or the executive officer reduces his scheduled work hours per week (subject to management’s discretion), except in the event of a change-in-control, dissolution or liquidation of our company, or death of the executive officer, in which case all outstanding nonvested option awards will automatically vest in full. Amount, if any, represents the value to be realized assuming the exercise of the nonvested portion of the option award on December 31, 2007.

(e)	Nonvested stock awards will revert to us in the event the executive officer leaves us for any reason, including termination by reason of voluntary or involuntary discharge, disability or retirement or the executive officer reduces his scheduled work hours per week (subject to management’s discretion), except in the event of a change-in-control, dissolution or liquidation of our company, or death of the executive officer, in which case all outstanding nonvested stock awards will automatically vest in full. Amount, if any, based on the closing market price of our common shares on December 31, 2007.
EQUITY COMPENSATION PLANS
     The following table summarizes the total number of outstanding securities in each of our equity compensation plans and the number of securities remaining for future issuance, as well as the weighted-average exercise price of all outstanding equity awards as of December 31, 2007.

			Number of Securities
			Remaining Available for
			Future Issuance Under
	Number of Securities to	Weighted-Average	Equity Compensation
	be Issued Upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	First Column)

Equity compensation plans approved by stockholders:
1990 Directors’ Stock Option Plan(a)	15,755	$6.12	—
1994 Flexible Long-Term Incentive Plan(a)	99,707	28.52	—
Amended and Restated 2004 Flexible Long-Term Incentive Plan	655,000	8.43	1,757,957
Equity compensation plans not approved by stockholders:
1997 Flexible Long-Term Incentive Plan(b)	178,194	13.57	—

	948,656	11.47	1,757,957

(a)	Equity awards are no longer issued from the 1990 Directors’ Stock Option Plan, which expired April 25, 2001, and the 1994 Flexible Long-Term Incentive Plan, which expired April 22, 2004.

(b)	The purposes of the 1997 Flexible Long-Term Incentive Plan are to enable us to attract, motivate, reward and retain employees and to encourage holding of our proprietary interests by our employees by enabling us to make equity awards that recognize the creation of long-term value for our stockholders and promote our continued growth and success. To achieve these purposes, employees may receive option awards, stock awards, stock appreciation rights, performance awards, performance stock, dividend equivalent rights or any combination thereof. Equity awards are no longer issued from the 1997 Flexible Long-Term Incentive Plan, which expired on April 18, 2007.

AUDIT COMMITTEE
     Our audit committee is governed by a written charter adopted by our board and is composed of three independent directors, each of whom has been determined by our board to be financially literate and independent in accordance with the NYSE listing standards and our Board of Directors’ Guidelines. The committee’s charter can be found on our website at www.capstead.com by clicking “Investor Relations,” “Accept” and “Corporate Governance.”
     The following is the committee’s report in its role as the overseer of the integrity of our financial statements, our system of internal control over financial reporting, our independent registered public accounting firm’s performance, including their qualification and independence, and our compliance with legal and regulatory requirements. In carrying out its oversight responsibilities, the committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the outside registered public accounting firm’s work. This report and written charter shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.
AUDIT COMMITTEE REPORT
     The audit committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP, Capstead’s independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of Capstead’s consolidated financial statements; applying appropriate accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal controls over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting.
     During the course of the year, management completed the documentation, testing and evaluation of Capstead’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the audit committee received periodic updates provided by management, including the internal auditors, and Ernst & Young LLP at its committee meetings. At the conclusion of the process, management provided the committee with, and the committee reviewed a report on, the effectiveness of Capstead’s internal control over financial reporting. The committee also reviewed the report of management contained in Capstead’s annual report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC, as well as Ernst & Young LLP’s Reports of Independent Registered Public Accounting Firm included in Capstead’s annual report on Form 10-K for the fiscal year ended December 31, 2007 related to its audits of (i) the consolidated financial statements, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The committee continues to oversee Capstead’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2008.
     The committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended or supplemented, and Public Company Accounting Oversight Board Auditing Standard No. 2. In addition, Ernst & Young LLP has provided the committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended. The committee has discussed with Ernst & Young LLP their independence and has concluded they are independent from Capstead and its management.
     Based on their review of the consolidated financial statements and discussions with and representations from management, including the internal auditors, and Ernst & Young LLP referred to above, the committee recommended to the board, and the board agreed, that the audited financial statements be included in Capstead’s annual report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.
AUDIT COMMITTEE
Gary Keiser, Chairman
Jack Biegler
Michael G. O’Neil
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
     For purposes of this proxy statement a “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:
(i)	Voting power, which includes the power to vote, or to direct the voting of, common shares; and/or

(ii)	Investment power, which includes the power to dispose, or to direct the disposition, of common shares.
     A person is also deemed the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security at any time within 60 days of the annual meeting record date.
Security Ownership of Management
     Listed in the following table and footnotes is certain information regarding the beneficial ownership of our common shares as of February 20, 2008, by each director, director nominee and executive officer listed in the Summary Compensation Table and by all directors, director nominees and executive officers as a group.

	Number of
	Common Shares
	Beneficially Owned(a)(b)		Percent of Class
Jack Biegler	23,500		*
Andrew F. Jacobs	229,000		*
Gary Keiser	37,089	(c)	*
Paul M. Low	75,778	(c)	*
Christopher W. Mahowald	60,287	(c)	*
Michael G. O’Neil	47,556	(c)	*
Mark S. Whiting	28,800		*

Phillip A. Reinsch	112,699	(c)	*
Robert R. Spears, Jr.	140,897	(c)	*
Anthony R. Page	67,076		*
Michael W. Brown	71,634	(c)	*

All directors, director nominees and executive officers as a group (11 persons)	894,316		1.80

*	Denotes less than 1 percent.

(a)	Amounts include common shares issuable as follows:

	Security
	Ownership	Right to Acquire
		Convertible into	Exercisable
	Series B Shares	Common Shares	Options
Jack Biegler	—	—	5,000
Andrew F. Jacobs	—	—	—
Gary Keiser	—	—	15,000
Paul M. Low	65,380	39,273	5,000
Christopher W. Mahowald	—	—	5,000
Michael G. O’Neil	1,350	810	23,432
Mark S. Whiting	—	—	20,000
Phillip A. Reinsch	5,500	3,303	—
Robert R. Spears, Jr.	—	—	—
Anthony R. Page	2,500	1,501	—
Michael W. Brown	—	—	—

Directors, director nominees and executive officers as a group (11 persons)	74,730	44,887	73,432

(b)	Includes nonvested stock awards granted May 13, 2005, with remaining scheduled vesting over two years on each May 13 as follows: 20,000 shares for Mr. Jacobs; 2,500 shares each for Messrs. Keiser, Low, O’Neil and Whiting; 10,000 shares each for Messrs. Spears and Reinsch and 6,000 shares for Mr. Brown. Includes 2,500 nonvested stock awards granted on June 21, 2005 to Messrs. Biegler and Mahowald with remaining scheduled vesting over two years on each June 21. Includes 10,000 nonvested stock awards granted to Mr. Page on July 24, 2006 with remaining scheduled vesting over two years on each July 24. Also includes nonvested stock awards granted December 14, 2006 with remaining scheduled vesting over three years on each January 2 as follows: 33,750 shares each for Messrs. Jacobs and Spears; 22,500 shares for Mr. Reinsch and 11,250 shares each for Messrs. Brown and Page. Includes 1,000 nonvested stock awards granted on May 7, 2007 to Messrs. Biegler, Keiser, Low, Mahowald, O’Neil and Whiting, which vest in full on April 15, 2008. Includes nonvested stock awards granted on December 27, 2007 with scheduled vesting over six years beginning January 2, 2009 as follows: 35,000 shares each for Messrs. Jacobs and Spears; 23,000 shares for Mr. Reinsch; 6,000 shares for Mr. Page and 17,000 shares for Mr. Brown.

(c)	Includes shares that may be pledged to secure margin accounts as follows: 18,589 common shares for Mr. Keiser; 5,622 common shares and 380 Series B shares for Mr. Low; 51,787 common shares for Mr. Mahowald; 10,199 common shares and 500 Series B shares for Mr. O’Neil; 53,896 shares for Mr. Reinsch; 62,147 shares for Mr. Spears and 37,384 shares for Mr. Brown.
Security Ownership of Certain Beneficial Owners
     The following table sets forth the ownership of common shares for the persons known by us to be beneficial owners of more than 5 percent of our common shares outstanding as of the close of business on February 20, 2008.

	Number of
	Common
	Shares	Percent
	Beneficially	of
Name of Beneficial Owner	Owned	Class

DePrince, Race & Zollo, Inc.(a) 250 Park Avenue South, Suite 250 Winter Park, FL 32789	4,164,616	8.41%

Trafelet & Company, LLC(a) 590 Madison Avenue, 39th Floor New York, NY 10022	2,487,600	5.02%

Wellington Management Company, LLP(b) 75 State Street Boston, MA 02109	3,855,926	7.78%

(a)	The number of common shares beneficially owned is from a Schedule 13G filed by each company with the SEC on February 4, 2008. The percent of class is based on 49,531,507 common shares outstanding as of February 20, 2008.

(b)	The number of common shares beneficially owned is from a Schedule 13G filed by Wellington with the SEC on February 14, 2008. The percent of class is based on 49,531,507 common shares outstanding as of February 20, 2008.

Compliance with Section 16(a) of the Securities Exchange Act of 1934
     To our knowledge based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2007, all of our directors, executive officers and beneficial owners of more than ten percent of our common shares were in compliance with the Section 16(a) filing requirements.
PROPOSAL TWO — AUTHORIZATION OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION
     Our charter presently authorizes us to issue 200,000,000 shares of stock, consisting of 100,000,000 shares of common stock and 100,000,000 shares of preferred stock. We are proposing to amend our charter to increase the number of authorized shares of our common stock from 100 million to 250 million. The number of authorized shares of our preferred stock would remain the same.
     We propose that Article V, Section 1 of our Articles of Incorporation be amended to read in its entirety as follows:
“The total number of shares of all classes which the Corporation has authority to issue is three hundred fifty million (350,000,000) shares, consisting of (a) two hundred fifty million (250,000,000) shares of Common Stock, $0.01 par value per share, and (b) one hundred million (100,000,000) shares of Preferred Stock, $0.10 par value per share. The aggregate par value of all the shares of all the classes of stock of the Corporation is twelve million, five hundred thousand dollars ($12,500,000.00). The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock.”
     At February 20, 2008, there were 49,531,507 shares of common stock issued and outstanding and 13,398,403 shares were reserved for issuance pursuant to our stock incentive plans and conversion of our outstanding convertible securities, leaving only 37,070,090 shares of common stock available for issuance. Consequently, our board believes it is in the best interests of our stockholders to increase the number of authorized shares of common stock as it would provide flexibility with respect to future transactions, including raising additional capital, acquisitions, stock splits and other legitimate corporate purposes. The additional shares will enable us to avoid the time-consuming and costly need to hold a special meeting of stockholders, which may adversely delay our ability to enter into a desirable transaction or deny us the flexibility to facilitate the effective use of our securities.
     The additional common stock would be part of our current class of common stock and, if and when issued, would have the same rights and privileges as our common stock presently issued and outstanding. We may use authorized shares of common and preferred stock from time to time as appropriate and opportune situations arise.
     Our stockholders will not have any preemptive rights with respect to the additional shares being authorized. No further approval by stockholders would be necessary prior to the issuance of any additional shares of common stock or preferred stock, except as may be required by law or applicable NYSE rules. In certain circumstances, generally relating to the number of shares to be issued and the identity of the recipient, the rules of the NYSE require stockholder authorization in connection with the issuance of such additional shares. Subject to law and the rules of the NYSE, our board has the sole discretion to issue additional shares of common and preferred stock on such terms and for such consideration as may be determined by our board. Our board does not intend to issue any stock except for reasons and on terms which our board deems to be in the best interests of our stockholders. The issuance of any additional shares of common or preferred stock may have the effect of diluting the percentage of stock ownership of our present stockholders. However, in any such event, stockholders wishing to maintain their interests may be able to do so through normal market purchases.

     The affirmative vote of holders of a majority of all common shares entitled to vote at our annual meeting of stockholders is required for the proposed amendment to our Articles of Incorporation to be adopted. Consequently, abstentions and broker non-votes will have the same effect as votes against the proposal. Our board believes it is in our best interests and those of our stockholders to amend Article V, Section 1 of our Articles of Incorporation to give effect to this proposal.
     If our stockholders approve the proposal, our amended Articles of Incorporation will be filed with the State Department of Assessments and Taxation of Maryland and the amendment described above will be effective upon the acceptance for record of the Articles of Amendment by the State Department of Assessments and Taxation.
The board recommends a vote FOR the authorization of an amendment to our Articles of Incorporation.
PROPOSAL THREE — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG
LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We are asking our stockholders to ratify our audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Ernst & Young LLP has audited our financial statements since we commenced operations in 1985. Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our by-laws or otherwise. However, our board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the committee will reconsider whether or not to retain them. Even if the selection is ratified, our audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interests of our stockholders.
     Our audit committee is responsible for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm. The committee pre-approves all audit and non-audit services provided to us by our independent registered public accounting firm. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The committee has delegated pre-approval authority to its chair when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date. The committee approved all fees paid to Ernst & Young LLP during the past two years with no reliance on the de minimis exception established by the SEC for approving such services.
     Services provided by Ernst & Young LLP during 2007 included the audits of (i) our annual financial statements, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. Services also included the limited review of unaudited quarterly financial information, review and consultation regarding filings with the SEC and the Internal Revenue Service, procedures performed on behalf of our underwriters in connection with public offerings of our common stock, assistance with management’s evaluation of internal accounting controls, and consultation on financial and tax accounting and reporting matters. The committee has considered all fees provided by Ernst & Young LLP to us and concluded their involvement is compatible with maintaining their independence. Fees for fiscal years ended December 31, 2007 and 2006 were as follows:

	Fiscal Year 2007	Fiscal Year 2006
Audit fees	$330,000	$312,500
Audit-related fees	153,800	10,500
Tax fees(a)	15,000	17,631
All other fees	—	—

Total	$498,800	$340,631

(a)	Tax Fees are comprised of an estimated (i) $6,000 for tax compliance and $9,000 for tax consulting for the fiscal year ended December 31, 2007, and (ii) $5,449 for tax compliance and $12,182 for tax consulting for the fiscal year ended December 31, 2006.

     Representatives of Ernst & Young LLP will be present at the annual meeting of stockholders, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.
     The board recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2008.
RELATED PERSON TRANSACTIONS
     We recognize that transactions involving significant relationships between us and our directors, executives or employees can present conflicts of interest and create the appearance that our decisions are based on considerations other than our best interests and those of our stockholders. Therefore, it is our preference to avoid transactions involving such relationships. Nevertheless, we recognize that there are situations where such transactions may not be inconsistent with our best interests and those of our stockholders. Therefore, we have implemented certain policies and procedures intended to allow us to assess the propriety of such transactions.
     Pursuant to our Board of Directors’ Guidelines, each director must discuss with our governance & nomination committee any significant transaction that may affect his independence so that the committee can report such transaction to our board, which has the authority to reject or ratify the transaction based upon our best interests and those of our stockholders. Also pursuant to our Board of Directors’ Guidelines, if a proposed transaction involves a director potentially diverting a corporate opportunity from us, the director pursuing such transaction must first present the transaction to our CEO who has the authority to determine our best interests and those of our stockholders with respect to such opportunity. In addition, our Code of Business Conduct and Ethics provides that a related person transaction involving an executive officer must be promptly reported to our board, and such transactions involving an employee or non-executive officer must similarly be reported to our CEO. Our Code of Business Conduct and Ethics also provides that our officers and employees must get our CEO’s authorization before they can divert a business opportunity away from us. In each of these situations our board and our CEO have the authority to determine our best interests and those of our stockholders in relation to such transaction.
     For the year ending December 31, 2007 there were no related person transactions required to be reported pursuant to Item 404(a) of Regulation S-K.
STOCKHOLDER PROPOSALS
     Any stockholder proposal to be presented at the 2009 annual meeting of stockholders must be received by our stockholder relations department at 8401 North Central Expressway, Suite 800, Dallas, Texas 75225-4410 no later than November 21, 2008 in order to be included in the proxy statement and form of proxy for such meeting. The proposal must comply with SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, regarding the inclusion of stockholder proposals in company-sponsored proxy materials. As to any proposal a stockholder intends to present to stockholders other than by inclusion in our proxy statement for the 2009 annual meeting, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless we receive notice of the matter to be proposed not later than February 4, 2009. Even if proper notice is received on or prior to February 4, 2009, the proxies named in management’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder(s) making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.

OTHER MATTERS
     Our board does not intend to bring any other business before the annual meeting of stockholders, and our board is not aware of any matters to be brought before the meeting other than those described in this proxy statement. As to any other business that may properly come before the annual meeting of stockholders, our proxies intend to exercise their discretionary authority to vote on those matters.
ADDITIONAL INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the website maintained by the SEC at www.sec.gov. We make available on our website at www.capstead.com, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, investor presentations and press releases, including amendments to such documents as soon as reasonably practicable after such materials are electronically filed or furnished to the SEC or otherwise publicly released. We also make available on our website free of charge charters for the committees of our board, our Board of Directors’ Guidelines, our Code of Business Conduct and Ethics, our Financial Code of Professional Conduct and other company information, including amendments to such documents and waivers, if any, to the codes. Hard copies are furnished upon written request to Capstead Mortgage Corporation, Attention: Stockholder Relations, 8401 North Central Expressway, Suite 800, Dallas, Texas 75225-4410.
     You should rely only on the information contained in this proxy statement to vote on the election of directors, authorization of an amendment to our Articles of Incorporation to increase our authorized shares of common stock from 100 million shares to 250 million shares, and ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2008. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated March 21, 2008. You should not assume the information contained in this proxy statement is accurate as of any date other than such date, and neither the mailing of this proxy statement to stockholders nor the election of directors, authorization of an amendment to our Articles of Incorporation and ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm will create any implication to the contrary.
By order of the board of directors,
Phillip A. Reinsch
Secretary
March 21, 2008

CAPSTEAD MORTGAGE CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 1, 2008
9:00 a.m.
The Crescent Club
200 Crescent Court, 17th Floor
Dallas, Texas 75201
The Crescent Club is located on the 17th floor
of the Crescent Complex’s center office tower.
Exit Pearl from Woodall Rodgers.

Capstead Mortgage Corporation 8401 N. Central Expressway, Suite 800 Dallas, Texas 75225-4410	Proxy

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS
OF CAPSTEAD MORTGAGE CORPORATION
Proxy for Annual Meeting of Stockholders to be held May 1, 2008
The undersigned, a stockholder of Capstead Mortgage Corporation, a Maryland corporation, hereby appoints Andrew F. Jacobs and Bethany L. Siggins, as proxies, each with the power of substitution to vote the shares of common stock, which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held at 9:00 a.m., Dallas time, on May 1, 2008 at 200 Crescent Court, 17th Floor, Dallas, Texas and at any adjournment of the meeting. I hereby acknowledge receipt of the notice of annual meeting and proxy statement dated March 21, 2008.
This proxy, when properly completed and returned, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES FOR DIRECTOR NAMED HEREIN, FOR PROPOSALS 2 AND 3 AND, IN THE DISCRETION OF THE PROXYHOLDER, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY ADJOURNMENT OF THE MEETING.
DO NOT FOLD, STAPLE OR MUTILATE
PLEASE RETURN PROMPTLY IN THE ENCLOSED ENVELOPE,
WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.A.
PLEASE VOTE YOUR PROXY PROMPTLY
(continued and to be signed and dated on reverse side)

COMPANY #

There are three ways to vote your Proxy
NOTE — IF VOTING BY TELEPHONE OR INTERNET
Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.
VOTE BY TELEPHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 30, 2008.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple recorded instructions.
VOTE BY INTERNET — www.eproxy.com/cmo — QUICK *** EASY *** IMMEDIATE
•	Use the internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 30, 2008.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL — POSTAGE-PAID ENVELOPE PROVIDED
Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE NOW.
If you vote by telephone or internet, please do not mail your proxy card.
ò Please detach here ò

1.	The election of	01	Jack Biegler	05	Christopher W. Mahowald	☐	FOR	☐	WITHHOLD AUTHORITY
		02	Andrew F. Jacobs	06	Michael G. O’Neil		all nominees listed		for all nominees listed
		03	Gary Keiser	07	Mark S. Whiting		(except as marked)
		04	Paul M. Low
to the board of directors, to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified.

To withhold authority to vote for any individual nominee or nominees, write the appropriate number or numbers in the box provided to the right.

2.	To approve an amendment to the Capstead Articles of Incorporation to increase the authorized shares of common stock from 100 million shares to 250 million shares.	☐	For	☐	Against	☐	Abstain

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐	For	☐	Against	☐	Abstain

In the discretion of such proxies, upon such other business as may properly come before the annual meeting or any adjournment of the meeting, including any matter of which we did not receive timely notice as provided by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

WE BELIEVE VOTING “FOR” EACH OF THE ABOVE PROPOSALS IS IN THE BEST INTEREST OF OUR STOCKHOLDERS AND RECOMMEND YOU VOTE “FOR” EACH OF THE ABOVE PROPOSALS.

Address Change? Mark Box	☐	☐	I plan to attend the meeting.
Indicate changes below:				Dated	, 2008

(Signature of Stockholder(s))
(NOTE: If voting by mail, please sign exactly as your name(s) appear on the label. If more than one name appears, all persons so designated should sign. When signing in a representative capacity, please give your full title.)